EXHIBIT 99.1

Sutron Reports Second Quarter Operating Results

August 11, 2010, Sterling, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for the three months and six months ended June 30, 2010.

Financial Highlights

Net income for the second quarter ended June 30, 2010 was up 35% to $586,738 or $.13 per share as compared to net income of $436,349 or $.10 per share in the second quarter in 2009.    Net income for the six months ended June 30, 2010 was up 83% to $920,481 or $.20 per share as compared to net income of $504,503 or $.11 per share for the same six month period in 2009. Revenues for the second quarter ended June 30, 2010 were up 14% to $5,472,936 as compared to $4,786,898 in the second quarter of 2009.  Revenues for the six months ended June 30, 2010 were up 24% to $10,372,776 compared to $8,361,929 for the same six month period of 2009.  The backlog of customer orders and contracts at June 30, 2010 was up 38% to approximately $16,595,000 as compared to backlog of approximately $11,990,000 at June 30, 2009.

“We are pleased to report a 14% increase in revenues and 35% increase in earnings in the second quarter”, said Raul McQuivey, Sutron’s Chairman and Chief Executive Officer. “Operating income as a percentage of revenues was approximately 17% in the second quarter of 2010 as compared to 15% in the second quarter of 2009. R&D spending increased 22% in the second quarter of 2010 as compared to the second quarter of 2009.  We are focused on adding to our product offerings and enhancing our existing products. Our orders and contracts backlog of $16,595,000 is at near record level going into the third quarter and we estimate that approximately 70% of our backlog will convert to revenue in 2010.  We are pleased to report record cash of approximately $8,499,000 as of June 30, 2010.  Our cash position has built up significantly since December 31, 2009 due to payments on several international projects.  We continue to see excellent opportunities both domestically and internationally.  We are hopeful of winning several significant projects before year end.”

“Our move into our new corporate headquarters and operations facility in Sterling, Virginia in 2009 has been a great success.   During the second quarter of 2010, we leased an additional 3,300 square feet of space at our corporate headquarters and operations facility.  This new space will be used to expand our warehouse and customer service areas.”

About Sutron Corporation

Sutron Corporation, headquartered in Sterling, Virginia, provides a wide variety of hydrological, meteorological and oceanic real-time data collection, warning, and control products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies.  Over 50,000 Sutron stations worldwide using satellite, telephone, and/or cellular telemetry collect, store, transmit and/or host real-time data from remote sites. Sutron's data collection/alarm/control software allows users to collect, process, calculate, analyze and distribute data in real time via live web-cam, voice, text, email, pager, web page, and alerts. Sutron manufactures its dataloggers, satellite transmitters and sensors that are easily integrated into new or existing networks.  Sutron’s equipment and systems are designed to offer commonality of components and uniform interfaces in order to build modular, open, distributed systems that provide excellent performance regardless of the number of sensors, field stations or base stations. Sutron’s operating results are significantly project driven and our operating results may fluctuate substantially based upon large contract awards that are difficult to project in terms of timing and that may be delayed due to the differing time frames in securing government approvals.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading “Business” and “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-K filed on April 15, 2010. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION
FINANCIAL SUMMARY

	(Unaudited)
	For the Three Months
	Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2010	2009

Revenues	$5,472,936	$4,786,898
Cost of sales	3,129,155	2,708,486
Gross profit	2,343,781	2,078,412
Operating expenses	1,436,733	1,381,549
Operating income	907,048	696,863
Interest and other income	14,690	22,486
Income before income taxes	921,738	719,349
Income tax expense	335,000	283,000
Net income	$586,738	$436,349
PER SHARE AMOUNTS:
Basic income per share	$0.13	$0.10
Diluted income per share	$0.12	$0.09

	(Unaudited)
	For the Six Months
	Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2010	2009

Revenues	$10,372,776	$8,361,929
Cost of sales	6,117,484	4,939,395
Gross profit	4,255,292	3,422,534
Operating expenses	2,842,486	2,777,010
Operating income	1,412,806	645,524
Interest and other income	27,675	194,979
Income before income taxes	1,440,481	840,503
Income tax expense	520,000	336,000
Net income	$920,481	$504,503
PER SHARE AMOUNTS:
Basic income per share	$0.20	$0.11
Diluted income per share	$0.18	$0.10

Balance Sheets

	(Unaudited)	(Audited)
	June 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$6,550,735	$4,666,983
Restricted cash and cash equivalents	1,947,949	1,032,517
Accounts receivable, net	4,344,865	7,468,327
Inventory	3,361,258	3,088,782
Prepaid items and other assets	735,138	206,338
Income taxes receivable	—	70,695
Deferred income taxes	459,000	412,000
Total Current Assets	17,398,945	16,945,642

Property and Equipment, Net	1,787,029	1,884,876
Other Assets
Goodwill	570,150	570,150
Other Assets	112,246	127,529
Total Assets	$19,868,371	$19,528,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$852,281	$1,064,425
Accrued payroll	158,029	479,507
Other accrued expenses	1,072,861	1,470,477
Billings in excess of costs and estimated earnings	374,428	-
Total Current Liabilities	2,457,599	3,014,409
Long-Term Liabilities
Deferred rent	1,265,634	1,335,176
Deferred income taxes	135,000	148,000
Total Long-term Liabilities	1,400,634	1,483,176
Total Liabilities	3,858,233	4,497,585
Stockholders’ Equity
Common stock	45,757	45,707
Additional paid-in capital	3,689,392	3,635,659
Retained earnings	12,342,967	11,422,485
Accumulated other comprehensive loss	(67,977)	(73,239)
Total Stockholders’ Equity	16,010,138	15,030,612
Total Liabilities and Stockholders’ Equity	$19,868,371	$19,528,197